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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of CenterPoint Energy Houston Electric, LLC (the "Company") on Form S-4 of our report dated February 28, 2003, May 15, 2003 as to the "Certain Reclassifications and Other Items" described in Note 1 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's distribution of its ownership interest in certain subsidiaries on August 31, 2002), appearing in the Company's Current Report on Form 8-K filed May 16, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.







/s/ DELOITTE & TOUCHE LLP
__________________________
Houston, Texas

September 30, 2003